U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16 (a) of the Securities Exchange
                Act of 1934, Section 17 (a) of the Public Utility
                         Holding Company Act of 1935 or
              Section 30 (f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

         Scott                       William                     C.
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         (Last)                     (First)                   (Middle)

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         95 Madison Avenue
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         (Street Address)

         Morristown                    NJ                       07960
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          (City)                    (State)                     (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)

                 December 20, 1999
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4.  Issuer Name or Ticker or Trading Symbol

           Floridino's International Holdings, Inc.
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5.  Relationship of Reporting Person to Issuer
      (Check all applicable)

         [X]    Director                         [   ]    10% Owner
         [ ]    Officer (give title below)       [   ]    Other (specify below)

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6.  If Amendment, Date of Original (Month/Year)

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7.       Individual or Joint/Group Filing
         (Check Applicable Line)
         [X] Form filed by One Reporting Person
         [ ] Form filed by More than One Reporting Person


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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                                          3. Ownership Form
                                            2.  Amount of Securities                         direct (D) or
1.  Title of Security                             Beneficially Owned                          indirect (I)
      (Instr. 4)                                   (Instr. 4)                                 (Instr. 5)
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        Common Stock                                40,000                                        D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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                               Table II -- Derivative Securities Beneficially Owned
                          (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                3.  Title and Amount of Securities
                                                                                     Underlying Derivative Security
                                            2.  Date Exercisable                    (Instr. 4)
                                                and Expiration Date             -----------------------------------
                                                (Month/Day/Year)                                 Amount
                                           ---------------------------                           or
                                            Date              Expira-                            Number
1.  Title of Derivative                     Exer-             tion                               of
      Security (Instr. 4)                   cisable           Date            Title              Shares
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


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



Explanation of Responses:




 By:         /s/ William C. Scott                        June 13, 2000
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         ** Signature of Reporting Person                     Date

         Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 19 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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